                                                                    EXHIBIT 3(a)



                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             WESTPOINT STEVENS INC.



                     Pursuant to Sections 242 and 245 of the
                       General Corporation Law of Delaware



         WestPoint Stevens Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), for the purposes of amending and restating its Restated Certificate of Incorporation, as currently in effect, hereby certifies that:

         1. The name of the Corporation is WestPoint Stevens Inc. (the "Corporation").

         2. The Corporation was originally incorporated under the name of Acme Boot Holding Corporation and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 24, 1987. On December 10, 1993, the Corporation changed its name to WestPoint Stevens Inc. pursuant to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware merging Valley Fashions Tender Corp. with and into the Corporation.

         3. This Restated Certificate of Incorporation has been duly authorized and adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

         4. This Restated Certificate of Incorporation hereby amends and restates in its entirety the Restated Certificate of Incorporation of the Corporation as follows:

         FIRST: The name of the Corporation is WestPoint Stevens Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in and conduct any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

         FOURTH: (a) The total number of shares of capital stock that the Corporation shall have authority to issue is 200,000,000 shares, all of which shall be Common Stock, par value $.01.

                           (b) Subject to the provisions of applicable law or of
the by-laws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock outstanding in his name on the books of the Corporation.

         FIFTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         SIXTH: The number of directors constituting the entire Board of Directors of the Corporation shall be fixed at nine, unless and until otherwise determined by a majority of the entire Board; provided that the number of directors shall not be reduced at any time so as to shorten the term of any director at the time in office.

         SEVENTH: The members of the Board shall be divided into three classes, designated Class I, Class II and Class III, each to consist of three directors, with Class I directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1996, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997 and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995. In the event of an increase or decrease in the number of directors constituting the entire Board, however, the number of directors constituting each class shall be as equally proportionate as possible. Successors to the class of directors whose term expires at each annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. In all cases, each director so elected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

         EIGHTH: (a) A director may be removed from office for "cause" by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. For purposes of this Article EIGHTH, "cause" shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director,
(ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

                           (b) Any director may be removed from office without
cause by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

                           (c) Any vacancy on the Board of Directors may be
filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.

         NINTH: The amendment or repeal of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or this Article NINTH of this Restated Certificate of Incorporation and the adoption of any provision inconsistent therewith shall require the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock.

         TENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Restated Certificate of Incorporation, the by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-law of the Corporation adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

         ELEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL or any successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the certificate of incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article ELEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                           (b) The Corporation shall indemnify any person who
was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (an "Other Entity"), against expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article ELEVENTH, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification. Any director or officer of the Corporation serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

                           (c) The Corporation shall, from time to time,
reimburse or advance to any director or officer or other person entitled to indemnification under this Article ELEVENTH the funds necessary for payment of expenses (including attorney's fees and disbursements) actually and reasonably incurred by such person in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding; provided, however, that the Corporation may pay such expenses in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article ELEVENTH, and the Corporation may adopt By-laws or enter into agreements with such persons for the purpose of providing for such advances.

                           (d) The Corporation shall have the power to purchase
and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article ELEVENTH or otherwise.

                           (e) The rights to indemnification and reimbursement
or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                           (f) (i) The rights to indemnification and
reimbursement or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                               (ii) The provisions of this Article ELEVENTH
shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article ELEVENTH is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Article ELEVENTH shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                           (g) The rights to indemnification and reimbursement
or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                           (h) Any person entitled to be indemnified or to
reimbursement or advancement of expenses as a matter of right pursuant to this Article ELEVENTH may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable action, suit or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Incorporation on this 10th day of June 1998.

                                             WESTPOINT STEVENS INC.


Attest:                                      By: /s/ Holcombe T. Green, Jr.
                                                --------------------------------
/s/ Christopher N. Zodrow                         Holcombe T. Green, Jr.
-----------------------------------               Chairman of the Board and
Christopher N. Zodrow                               Chief Executive Officer
Vice President and Secretary


                                       5